EXHIBIT 1


                             STOCKHOLDERS' AGREEMENT

         This Stockholders Agreement (this "Agreement") is made as of November 22, 2006 by and among theglobe.com, inc., a Delaware corporation (the "Company"), Michael S. Egan, Edward A. Cespedes, E&C Capital Partners, LLLP, a Florida limited liability limited partnership ("E&C"), E&C Capital Partners II, Ltd., a Florida limited partnership ("E&C II"), Dancing Bear Investments, Inc., a Florida corporation ("Dancing Bear"), and Carl Ruderman. Michael S. Egan, Edward A. Cespedes, E&C, E&C II and Dancing Bear are collectively referred to herein as the "Existing Stockholders." Carl Ruderman is referred to herein as "Ruderman." The Existing Stockholders and Ruderman are collectively referred to herein as the "Stockholders."

                                    RECITALS

         WHEREAS, the Existing Stockholders are the owners and holders of an aggregate of Fifty-Three Million Three Hundred Two Thousand Six Hundred Fifteen (53,302,615) shares of common stock, $.001 par value ("Common Stock"), of the Company;

         WHEREAS, Ruderman is the owner and holder of warrants to acquire an aggregate of 10,000,000 shares of the Company's Common Stock (the "Warrants"). Such Warrants were issued to Ruderman in connection with (i) that certain Marketing Services Agreement, dated as of the date hereof, between the Company and Universal Media of Miami, Inc. and (ii) that certain Marketing Services Agreement, dated as of the date hereof, between the Company and Trans Digital Media, LLC (the "Marketing Services Agreements").

         WHEREAS, each share of Common Stock that is issued to Ruderman upon his exercise of the Warrants are referred to herein as the "Ruderman Shares;"

         WHEREAS, the Ruderman Shares, together with all shares of the Company's capital stock that are owned by an Existing Stockholder at any time during the Term of this Agreement, are collectively referred to herein as the "Shares;" and

         WHEREAS, it is a condition to the execution of the Marketing Services Agreements that the parties enter into this Agreement.

         NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties agree as follows:

         1. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

            (a) "Affiliate" means (A) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and
(B) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

            (b) "Approved Sale" means a Sale of the Company approved by the Existing Stockholders and by all requisite corporate action.

            (c) "Five Percent Owner" means any person who owns five percent (5%) or more of the issued and outstanding capital stock of the Company on a fully-diluted basis.

            (d) "Independent Third Party" means any person who, immediately prior to the contemplated transaction, is not a Five Percent Owner, an Existing Stockholder or a Related Party of or to such Five Percent Owner or Existing Stockholder.

            (e) "Major Sale" means an agreement entered into during the Term by one or more Existing Stockholders to sell shares of his/her/its Common Stock to an Independent Third Party or group of Independent Third Parties, which shares of Common Stock represent, in the aggregate, at the time of such agreement, fifty percent (50%) or more of the aggregate number of shares of Common Stock owned among all of the Existing Stockholders.

            (f) "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, regulatory authority or other entity.

            (g) "Related Party" means, with respect to any Person, (i) any Affiliate of such Person, or (ii) anyone who is the spouse, child, grandchild or parent of such Person.

            (h) "Sale of the Company" means the sale of the Company during the Term to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (A) a majority of the issued and outstanding capital stock of the Company (whether structured as a merger, consolidation or sale or transfer of stock) or (B) all or substantially all of the Company's assets determined on a consolidated basis.

         2. Term of Agreement. The term of this Agreement (the "Term") shall expire on the date that neither Ruderman nor any of his Related Parties owns any Ruderman Shares.

         3. Irrevocable Proxy. In consideration of the issuance of the Warrants, Ruderman hereby irrevocably appoints and constitutes E&C as his proxy, with full power of substitution, and hereby authorizes E&C to vote (or give or withhold consent), during the Term of this Agreement, all Ruderman Shares with respect to which Ruderman has the right to vote, at one or more meetings of the stockholders of the Company (and/or in connection with any written consent) that may be held for any purpose prior to the expiration of this proxy; except that no such proxy will exist with respect to a vote on any matter in which any Existing Stockholder or any Related Party of an Existing Stockholder is a party or participant in a capacity other than his, her or its status as a Company stockholder. RUDERMAN UNDERSTANDS AND AGREES THAT THIS PROXY IS IRREVOCABLE, MAY NOT BE REVOKED, AND IS COUPLED WITH AN INTEREST. RUDERMAN ALSO UNDERSTANDS AND AGREES THAT THIS PROXY SHALL BE BINDING UPON HIS HEIRS, LEGAL REPRESENTATIVES, EXECUTORS, ADMINISTRATORS AND ASSIGNS.

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

         4. Right of First Refusal on Disposition by Ruderman.

            (a) If, at any time during the Term, Ruderman desires to sell, assign or otherwise dispose of or transfer (collectively, "Transfer") all or any part of his Ruderman Shares pursuant to a bona fide offer (a "Third Party Offer") from a third party (the "Proposed Transferee"), then Ruderman shall submit a written offer (the "First Refusal Offer") to sell such Ruderman Shares (the "First Refusal Shares") to the Existing Stockholders on terms and conditions, including price, not less favorable to them than those on which Ruderman proposes to sell such First Refusal Shares to the Proposed Transferee. The First Refusal Offer shall disclose the identity of the Proposed Transferee, the number of First Refusal Shares proposed to be sold, the terms and conditions, including price, of the proposed sale and any other material facts relating to the proposed sale. The First Refusal Offer shall further state that the Existing Stockholders may acquire, in accordance with the provisions of this Agreement, all of the First Refusal Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein (except that the Existing Stockholders shall have the right to substitute cash in an amount equal to the fair value of any non-cash consideration specified in the Third Party Offer).

            (b) The Existing Stockholders will have the option, exercisable by written notice to Ruderman within ten (10) days after their receipt of the First Refusal Offer, to purchase any or all of the First Refusal Shares for the consideration and on the terms and conditions set forth in the First Refusal Offer. Such notice of exercise shall, when taken in conjunction with the First Refusal Offer, be deemed to constitute a valid, legally binding and enforceable agreement, for the sale and purchase of such First Refusal Shares (subject to the cut-backs set forth in subsection (d) below with regard to an Existing Stockholder's right to purchase more than his Percentage, as defined below).

            (c) Each Existing Stockholder shall have the absolute right to purchase that number of First Refusal Shares equal to the number of First Refusal Shares multiplied by a fraction, the numerator of which shall be the number of Shares then owned by such Existing Stockholder on a fully-diluted basis and the denominator of which shall be the aggregate number of Shares then owned by all of the Existing Stockholders on a fully-diluted basis. The percentage amount of First Refusal Shares that each Existing Stockholder is entitled to purchase under this Section 4(c) shall be referred to as his, her or its "Percentage."

            (d) The Existing Stockholders shall have the right of oversubscription such that if any Existing Stockholder fails to accept the First Refusal Offer as to his, her or its Percentage, then the other Existing Stockholders shall, among them, have the right to purchase up to the balance of the First Refusal Shares not so purchased. Such right of oversubscription may be exercised by an Existing Stockholder by accepting the First Refusal Offer as to more than his, her or its Percentage. If, as a result thereof, such over-subscriptions exceed the total number of First Refusal Shares available in respect of such oversubscription privilege, the oversubscribing Existing Stockholders shall be cut back with respect to their over-subscriptions on a pro rata basis in accordance with their respective Percentages or as they may otherwise agree.

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

            (e) Sales of the First Refusal Shares pursuant to this Section 4 shall be made at the offices of the Company on the 15th day following the date the First Refusal Offer is accepted (or if such 15th day is not a business day, then on the next succeeding business day) or on such other date as the purchaser(s) and Ruderman agree. Such sales shall be effected by the delivery by Ruderman to the purchaser(s) of a certificate or certificates evidencing the First Refusal Shares to be purchased by such purchaser(s) (to the extent the same are certificated), duly endorsed for transfer to such purchaser(s) against payment by wire transfer to Ruderman of the purchase price therefor.

            (f) If the Existing Stockholders collectively do not communicate their desire to purchase the number of Shares equal to all of the First Refusal Shares, then all of the First Refusal Shares may be sold by Ruderman to the Proposed Transferee, at any time within 90 days after the date the First Refusal Offer is made. Any such sale shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the First Refusal Offer. Any First Refusal Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 4.

         5. Drag Along Rights of the Existing Stockholders.

            (a) In the event of a Major Sale or an Approved Sale, the Existing Stockholders (with regard to a Major Sale) or the Company (with regard to an Approved Sale) will deliver twenty (20) days prior written notice thereof to Ruderman (which notice must contain all of the principal terms and conditions of any such Major Sale or Approved Sale, as the case may be, including without limitation the name and address of the proposed transferee(s) and the proposed amount and form of consideration and terms and conditions of payment offered by the proposed transferee(s) for each share of Common Stock. Ruderman agrees that he will vote for, consent to and raise no objections to, bring a claim against or contest such Major Sale or Approved Sale. If the Approved Sale is structured as a merger or consolidation, Ruderman will waive any dissenter's rights, appraisal rights or similar rights in connection with such merger or consolidation. If the Major Sale or the Approved Sale is structured as a sale of stock, Ruderman will sell all (or, with regard to a Major Sale, any portion or all) of his Ruderman Shares on the terms and conditions approved by the Existing Stockholders. Regardless of the structure of the Approved Sale or the Major Sale, Ruderman agrees to execute such merger or acquisition agreement and other documents as are executed by the Existing Stockholders. Further, Ruderman agrees to take such other commercially reasonable actions is connection with the consummation of the Approved Sale or the Major Sale as are reasonably requested by the Existing Stockholders.

            (b) Ruderman's obligations with respect to an Approved Sale or a Major Sale are subject to the satisfaction of the condition that upon the consummation of such transaction, Ruderman will receive for his Ruderman Shares the same form of consideration that the Existing Stockholders will receive and a pro rata portion of the total consideration paid in the Approved Sale or the Major Sale, as the case may be (based on his percentage ownership in the Company).

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

         6. Co-Sale Rights of Ruderman.

            (a) Delivery of Co-Sale Notice. At least thirty (30) days prior to any proposed Transfer by one or more Existing Stockholders and/or their Affiliates (each, a "Selling Existing Stockholder") of a number of shares of Common Stock equal to ten percent ("10%") or more of the number of shares of Common Stock then owned by the Existing Stockholders, E&C will give written notice (a "Co-Sale Notice") to Ruderman setting forth the identity of the proposed purchaser, the number of shares of Common Stock proposed to be sold by the Selling Existing Stockholder(s) (the "Co-Sale Shares"), the terms and conditions, including price, of the proposed sale and any other material facts relating to the proposed sale.

            (b) Right of Participation. Upon receipt of a Co-Sale Notice from E&C, Ruderman may elect to participate in the contemplated sale by delivering written notice to such effect to E&C within ten (10) days after the date of delivery of such Co-Sale Notice. Ruderman, if he has timely made such election, will be entitled to sell in the contemplated sale, at the same price and on the same terms as specified in the Co-Sale Notice, a number of Ruderman Shares equal to the total number of shares of Common Stock to be sold in the proposed transaction, multiplied by a fraction, the numerator of which is the number of Ruderman Shares then owned by Ruderman and the denominator of which is the sum of (i) the number of Ruderman Shares then owned by Ruderman, plus (ii) the number of shares of Common Stock then owned by the Selling Existing Stockholder(s). The Selling Existing Stockholder(s) will be entitled to sell in the contemplated sale the balance of the shares of Common Stock proposed to be sold. The Selling Existing Stockholder(s) will use commercially reasonable efforts to obtain the agreement of the prospective purchaser(s) to allow the participation of Ruderman in any contemplated sale of Common Stock to which the rights of Ruderman under this Section 5 apply. Subject to the foregoing, the Selling Existing Stockholder(s) may, within 90 days after the date of the Co-Sale Notice, Transfer the Co-Sale Shares (reduced by the number of shares of Common Stock with respect to which Ruderman has elected to participate, if any) to the purchaser identified in the Co-Sale Notice at a price and on terms no more favorable to the Selling Existing Stockholder(s) than specified in the Co-Sale Notice. If such sale is not consummated within such 90 day period, however, then the Selling Existing Stockholder(s) will not Transfer any of the Co-Sale Shares that have not been purchased within such period without again complying with all of the provisions of this Section 6.

            (c) Certain exceptions to Co-Sale Rights. For the avoidance of doubt, the rights of co-sale set forth in this Section 6 shall not apply to any Transfer, by gift or otherwise, of Common Stock by any Existing Stockholder to any of its Related Parties or to another Existing Stockholder or any of such Existing Stockholders' Related Parties; provided, however, that as a condition to any such Transfer, such Existing Stockholder must obtain and furnish to the Company the written acknowledgment of the transferee whereby such transferee approves and adopts all of the provisions of this Agreement, as the same may have been amended, and agrees to be bound by all of the provisions of this
Section 6.

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

         7. Miscellaneous.

            (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered, if by hand delivery, or three business days after deposit in the mail, if mailed by registered or certified mail, postage prepaid, to the relevant addressee at its respective address set forth on Schedule I to this Agreement, or to such other address as the addressee shall have furnished to the other parties hereto in the manner prescribed herein.

            (b) Specific Performance. The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief in appropriate circumstances. Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy that such parties may have at law or in equity.

            (c) Legend. The certificates representing the Shares held by Ruderman and the Existing Stockholders shall bear on their face a legend substantially as follows:

            "The shares represented by this certificate are subject to the terms and conditions of a certain Stockholders' Agreement, dated as of November, 2006, a copy of which the Company will furnish to the holder of this certificate upon request and without charge."

            (d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them as to subject matter.

            (e) Amendments. This Agreement shall not be subject to modification or amendment in any respect, except by an instrument in writing signed by the Stockholders.

            (f) Assignment; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors and legal representatives.

            (g) Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

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

            (h) Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do such other acts and things, as may be required by law, or as may be necessary or advisable to carry out the purposes of this Agreement.

            (i) Headings, Gender and Number. The headings in this Agreement are for convenience only and in now way define, limit or otherwise affect the scope or intent hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

            (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (k) Non Waiver. Any party's failure to seek redress for violation of or to insist upon the strict performance of any provision of this Agreement will not prevent a subsequent act, which would originally have constituted a violation, from having the effect of an original violation.

            (l) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

            (m) Submission to Jurisdiction. Each of the parties to this Agreement irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in the circuit court located in Broward County, Florida or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court located in any such suit, action or proceeding;
(c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be affected on such party by mail, as provided in this Agreement or in such other manner as may be provided under applicable laws or court rules in said state.

            (n) Prevailing Parties. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sale and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

            (o) Legal Counsel. Each Stockholder acknowledges that Proskauer Rose LLP ("Proskauer") has represented the Existing Stockholders in the preparation of this Agreement. Ruderman acknowledges and agrees as follows: (i) Proskauer is not representing his interests, (ii) he is not relying on Proskauer in determining whether to enter into this Agreement and (iii) he has been advised to seek independent counsel, to the extent he deems it appropriate, to protect his interests in connection herewith.


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


         IN WITNESS WHEREOF, the parties have executed1 this Stockholders' Agreement as of the date first above written.



                                THEGLOBE.COM, INC.

                                By /s/ Edward A. Cespedes
                                   ---------------------------------------------
                                Name: Edward A. Cespedes
                                Title:    President


                                /s/ Michael S. Egan
                                ------------------------------------------------
                                Michael S. Egan


                                /s/ Edward A. Cespdes
                                ------------------------------------------------
                                Edward A. Cespedes

                                E&C CAPITAL PARTNERS, LLLP

                                By:  E&C Capital Ventures, Inc., General Partner


                                         By /s/ Edward A. Cespedes
                                            ------------------------------------
                                         Name:  Edward A. Cespedes
                                         Title:

                                E&C CAPITAL PARTNERS II, Ltd.

                                By:  E&C Capital Ventures, Inc., General Partner

                                         By /s/ Edward A. Cespedes
                                            ------------------------------------
                                         Name:  Edward A. Cespedes
                                         Title:

                                DANCING BEAR INVESTMENTS, INC.

                                By /s/ Michael S. Egan
                                   ---------------------------------------------
                                Name:  Michael S. Egan
                                Title: President


                                /s/ Carl Ruderman
                                ------------------------------------------------
                                Carl Ruderman







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